UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25th, 2013

AMERICAN MAGNA CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53630	20-5859893
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
701 N. Green Valley Parkway, Suite 200
Henderson, NV
(Address of Principal Executive Offices)

89074
(Zip Code)

(702) 990-3256
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5  Corporate Governance and Management

Item 5.02 Departure of Directors; Appointment of Directors

Effective November 26th, 2013, Douglas H. McGibbon is appointed Secretary and Director of American Magna Corp.   (the “Corporation”).

Mr. McGibbon, age 69, has worked continuously in the exploration of mining materials since 1979.  From May 2009 until the present he has been the Principal for McGibbon Consulting LLC.  From September 2006 to July 2013 he served as Vice President of Exploration for Sniper Resources Ltd.  From March 1999 to Augugst 2006 he was the Chief Geologist for Glamis Marigold Mining Company.  Mr. McGibbon received his M.S. in Geology at the University of Texas at Arlington in May 1979.  He received his B.A. in Geology at the University of California at Santa Barbara in December 1976.

Effective November 25th, 2013, Bobby Nijjar resigned as Secretary and Director of the Corporation.

That there are no arrangements or understandings between Douglas McGibbon and any other person pursuant to which Mr. McGibbon was appointed as a director.

Mr. McGibbon is not a director in any other reporting company.  He has not been affiliated with any company that has filed for bankruptcy within the last ten years, nor does he have any familial relationships with any of the previous directors or executive officers of the Company. There were no transactions during the last two years, or any proposed transactions, to which the Company was or is to be a party, or in which Mr. McGibbon had or is to have a direct or indirect material interest.

We are providing Mr. Niijar with a copy of this Current Report concurrent with this filing.  Should any subsequent communications with him regarding his decision to resign reveal any disagreement between him, on one hand, and the Corporation, on the other hand, the Board or any executive officer of the Corporation regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 27th, 2013

AMERICAN MAGNA CORP.

By:           /s/ Herb Duerr
Name:      Herb Duerr
Title:        Chief Executive Officer